Exhibit 10.31

ALPHA TECHNOLOGIES

Employment Agreement Extension

Alpha Technologies, Inc., a Washington corporation (the "Corporation") and Andrew Zogby enter into this Employment Extension Agreement effective June 27, 2017 (the "Extension").

Recitals

A.    The Corporation employed Zogby beginning on November 10, 2008. The Corporation and Employee entered Employment Agreements on October 6, 2008 and on September 13, 2012.

B.    The Corporation and Employee desire to continue their employment under this Extension's terms and conditions.

Agreement

The Corporation and Employee agree to the following terms.

1.
Section 2. Modified Term. The Corporation and Employee are currently parties to a September 12, 2012 Employment Agreement (the "Employment Agreement") that includes a December 31, 2017 termination date. The Corporation and Employee agree to extend the Employment Agreement's termination date from December 31, 2017 until December 31, 2022.

2.	Section 4. Compensation. Salary is $440,000 USO per annum. Performance Bonus is $350,000 USO per annum.

3.	Section 10 D. Termination. Should the Corporation fail to offer to renew or extend the agreement at substantially the same terms and conditions as the original agreement, the Corporation shall pay a lump sum payment equal to 12 months of the Executive's then current monthly salary.

4.	All Other Terms Unchanged. The Corporation and Employee agree that all other terms of the Employment Agreement shall remain unchanged with the sole exception of the modified termination date.

The Corporation and the Employee agree to these terms on the dates listed below.

Alpha Technologies, Inc., a Washington Corporation

By: /s/ F. Kaiser
Its: CEO

/s/ Andrew M. Zogby
Dated: 25 July 2017